Exhibit 4.1

PROMISSORY NOTE

Principal $3,500,000.00	Loan Date 03-13-2012	Maturity 04-10-2013	Loan No 56-800308-15	Call / Coll	Account	Offfcer	Initials
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	Greenkraft Inc., a California corporation	Lender:	Pacific Premier Bank
	2530 South Birch Street		1600 Sunflower Ave., 2nd Floor
	Santa Ana, CA 92707		Costa Mesa, CA 92626
(714) 431-4000
Principal Amount: $3,500,000.00	Date of Note: March 13, 2012

PROMISE TO PAY. Greenkraft Inc., a California corporation ("Borrower") promises to pay to Pacific Premier Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Three Million Five Hundred Thousand & 00/100 Dollars ($3,500,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on April 10, 2013. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning May 10, 2012, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs; then to any late charges; then to any accrued unpaid interest; and then to principal. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the prime rate for corporate loans posted by at least seventy-five percent (75%) of the nation's thirty largest banks as published in the Wall Street Journal, in effect from time-to-time during the term of the loan (the 'Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 3.250% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 1.000 percentage point over the Index, rounded up to the nearest 0.125 percent, resulting in an initial rate of 4.250%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Pacific Premier Bank, Attn: Loan Servicing, 1600 Sunflower Ave., 2nd Floor Costa Mesa, CA 92626.

LATE CHARGE. If a payment is 11 days or more late, Borrower will be charged 10.000% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, the interest rate on this Note shall, if permitted under applicable law, immediately increase by adding an additional 5.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf, or made by Guarantor, or any other guarantor, endorser, surety, or accommodation party, under this Note or the related documents in connection with the obtaining of the loan evidenced by this Note or any security document directly or indirectly securing repayment of this Note is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

PROMISSORY NOTE
Loan No: 56-800308-15	(Continued)	Page 2

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Execution; Attachment. Any execution or attachment is levied against the Collateral, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.

Change in Zoning or Public Restriction. Any change in any zoning ordinance or regulation or any other public restriction is enacted, adopted or implemented, that limits or defines the uses which may be made of the Collateral such that the present or intended use of the Collateral, as specified in the related documents, would be in violation of such zoning ordinance or regulation or public restriction, as changed.

Default Under Other Lien Documents. A default occurs under any other mortgage, deed of trust or security agreement covering all or any portion of the Collateral.

Judgment. Unless adequately covered by insurance in the opinion of Lender, the entry of a final judgment for the payment of money involving more than ten thousand dollars ($10,000.00) against Borrower and the failure by Borrower to discharge the same, or cause it to be discharged, or bonded off to Lender's satisfaction, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor, or any other guarantor, endorser, surety, or accommodation party of any of the indebtedness or any Guarantor, or any other guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES: EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Orange County, State of California.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $29.00 if Borrower makes a payment on Borrower's loan and the check Or preauthorized charge with which Borrower pays is later dishonored.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instruments listed herein:

(A)  a Deed of Trust dated March 13, 2012, to a trustee in favor of Lender on real property located in Orange County, State of California. That agreement contains the following due on sale provision: Lender may, at Lender's option, declare immediately due and payable all sums secured by the Deed of Trust upon the sale or transfer, without Lender's prior written consent, of all or any part of the Real Property, or any interest in the Real Property. A "sale or transfer" means the conveyance of Real Property or any right, title or interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Property, or by any other method of conveyance of an interest in the Real Property. If any Trustor is a corporation, partnership or limited liability company, transfer also includes any change in ownership of more than twenty-five percent (25%) of the voting stock, partnership interests or limited liability company interests, as the case may be, of such Trustor. However, this option shall not be exercised by Lender if such exercise is prohibited by applicable law.

(B)  inventory, chattel paper, accounts, equipment and general intangibles described in Commercial Security Agreements dated March 13, 2012.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested only in writing by Borrower or by an authorized person. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs.

FINANCIAL STATEMENTS. Borrower agrees to provide Lender with such financial statements and other related information at such frequencies and in such detail as Lender may reasonably request.

PROMISSORY NOTE
Loan No: 56-800308-15	(Continued)	Page 3

TIME IS OF THE ESSENCE. Time is of the essence in the performance of this Note.

NO WAIVER BY LENDER. Lender shall not be deemed to have waived any rights under this Note unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Note shall not prejudice or constitute a waiver of Lender's right to otherwise demand strict compliance that provision or any other provision of this Note. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, shall constitute a waiver of any of Lender's rights or of any of Borrower's obligations as to any future transactions. Whenever the consent of Lender is required under this Note, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

ASSIGNMENT. Borrower may not assign this Note, or assign or delegate any of its rights or obligations hereunder, without Lender's prior written consent in each instance. Lender in its sole discretion may transfer this Note, and may sell or assign participations or other interests in all or any part of this Note, all without notice to or the consent of Borrower.

CLERICAL ERRORS; ATTORNEY-IN-FACT. Upon request of Lender, Borrower agrees to fully cooperate in correcting clerical errors, if any, in the Note or the related loan documents, including and without limitation, correcting typographical errors and signing or initialing any such corrections. If Borrower fails to cooperate in performing any such corrections, Lender may do so for and in the name of Borrower and at Borrower's expense. For such purposes, Borrower hereby irrevocably appoints Lender as Borrower's attorney-in-fact for the purpose of correcting any clerical errors in the Note or the related loan documents and doing all other things as may be necessary or desirable, in Lender's sole opinion, to accomplish the matters referred to in this paragraph.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or-guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

GREENKRAFT INC., A CALIFORNIA CORPORATION

By:	/s/ George Gemayel	By:	/s/ Sosi Bardakjian
	George Gemayel, President of Greenkraft Inc.,		Sosi Bardakjian, Secretary of Greenkraft Inc.,
	a California Corporation		a California Corporation

LASER PRO Lending Ver. 5.59.00.003 Corp. Harland Financial Solutions, inc. 1997, 2012. All Rights Reserved. Ca P:\LPL\CFI\LPL\D20.FC TR-1940 PR-67

ADDENDUM TO NOTE

BORROWER.	LENDER	LOAN NUMBER
Greenkraft Inc., a California corporation 2530 South Birch Street Santa Ana, CA 92707	Pacific Premier Bank 1600 Sunflower Avenue, 2nd Floor Costa Mesa, CA 92626 (714) 431-4000	56-800308-15

This Addendum to Note is made this March 13, 2012 and is incorporated into and deemed to amend and supplement the Note of the same date. Terms not otherwise defined herein shall have the meanings ascribed to them in the Note. To the extent that the provisions of this Addendum are inconsistent with the provisions of the Note, the provisions of this Addendum shall prevail.

Full Banking Relationship / Loan Interest Rate

Definitions. The term "Banking Relationship" refers collectively to all financial products and services traditionally provided by banking institutions (except loan products and services), including but not limited to, all checking accounts, savings accounts, certificates of deposit, money market accounts, operating accounts, and similar financial products.

Banking Relationship / Loan Interest Rate. Borrower shall promptly establish and actively maintain its entire Banking Relationship with Lender. Additionally, Borrower shall cause C.E.E., LLC, a California limited liability company to promptly establish and actively maintain its entire Banking Relationship with Lender. Borrower and C.E.E., LLC, a California limited liability company shall be deemed to have not actively maintained its entire Banking Relationship with Lender if, without limitation, Borrower and C.E.E., LLC, a California limited liability company establishes or maintains a Banking Relationship with another financial institution without Lender's prior written consent, which consent may be withheld by Lender in its sole and absolute discretion.

The interest rate shown in the Note is offered by Lender in reliance on the terms and conditions of this Addendum. If any of the terms or conditions set forth in this Addendum are not met or should cease to be met, the interest rate and interest ceiling provided under the Note shall immediately increase by 5.000 percentage points.

Borrower acknowledges and agrees that any increase in the interest rate and interest ceiling provided under this Addendum shall be in addition to all other rights and remedies that Lender may have under the terms of the Note or related loan documents. The Lender's failure to exercise its rights hereunder shall not be deemed a waiver of such rights and such rights may be exercised by Lender at any time, in its sole discretion.

All other terms and conditions of the Note remain in full force and effect.

BORROWER:

GREENKRAFT INC., A CALIFORNIA CORPORATION

By:	/s/ George Gemayel	By:	/s/ Sosi Bardakjian
	George Gemayel, President of Greenkraft Inc.,		Sosi Bardakjian, Secretary of Greenkraft Inc.,
	a California Corporation		a California Corporation